FORM OF SUB-SUBADVISORY AGREEMENT

This Sub-Subadvisory Agreement is made as of this 9th day of March, 2015 between Prudential Investment Management, Inc. (PIM or the Subadviser), a New Jersey corporation, and Pramerica Investment Management Limited (PIML), a U.K. limited company.

WHEREAS, Prudential Investments, LLC (PI or the Manager) has entered into a Management Agreement (the Management Agreement) dated December 5, 2013, with the open and closed-end funds listed on Appendix A (collectively, the Funds; each, a Fund), on behalf of the respective Fund series noted thereon, pursuant to which PI acts as manager of the Funds or series of the Fund, as appropriate; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, has appointed the Subadviser under a Subadvisory Agreement (the Subadvisory Agreement) to provide investment advisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser has agreed to provide such investment advisory services; and

WHEREAS, the Subadviser, now desires to delegate to PIML the investment management of such portion of the Fund as the Subadviser shall direct from time to time; and

WHEREAS, PIML, which is authorized and regulated in the United Kingdom by the Financial Conduct Authority and also registered with the Securities and Exchange Commission (the Commission) as an investment adviser under the Investment Advisers Act of 1940 (as amended) (the 1940 Act), is willing to render such investment management services; NOW, THEREFORE, the parties agree as follows:

1. (a) For the purposes of this Agreement and for regulatory purposes, PIML shall treat PIM as its client. PIML has categorised PIM as a Professional Client as defined in the rules of the FCA (the FCA Rules). As a consequence of being treated as a Professional Client, PIM will not have the benefit of certain FCA Rules that protect Retail Clients (as defined in the FCA Rules). PIM confirms that it has considered the implications of the loss of these protections. PIM understands that it has the right to request to be treated as a Retail Client (and benefit from the higher level of protection under FCA Rules available to Retail Clients). If PIM requests to be categorised as a Retail Client, PIML may not be able to provide the services hereunder. PIM agrees that it is responsible for keeping PIML informed about any change that could affect its categorisation as a Professional Client.

(b) Subject to the supervision of the Subadviser, PIML shall manage such portion of the Fund’s portfolio as delegated to PIML by the Subadviser, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i) PIML shall provide supervision of such portion of the Fund's investments as PIM shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, PIML shall act in conformity with the copies of the Agreement and Articles of Incorporation of the Fund, as amended, the By-laws of the Fund, the Prospectus of the Fund, and the Fund’s valuation procedures and any other procedures adopted by the Board of Directors applicable to the Fund (and any amendments thereto) as provided to PIML by PIM (the Fund Documents) and with the instructions and directions of the Manager, PIM and of the Board of Directors of the Fund, co-operate with the Manager's and PIM’s (or their designees') personnel responsible for monitoring the Fund’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, PIML shall, among other things, prepare and file such reports as are, or may in the future be, required by the Commission. PIM shall provide PIML timely with copies of any updated Fund Documents received from the Manager.

(iii) PIML shall determine the securities, futures contracts and other investments to be purchased or sold by such portion of the Fund's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker, dealer or futures commission merchants affiliated with the Manager, PIM or PIML) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Directors may direct in writing from time to time. In providing the Fund with investment supervision, it is recognized that PIML will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, PIML may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which PIML’s other clients may be a party. PIML shall use its best efforts to obtain best execution of orders at the most favourable prices reasonably obtainable. PIM confirms that it has received and consents to PIML’s Best Execution Policy (the Best Execution Policy). Appropriate information on the Best Execution Policy is set out in PIML’s ADV Part 2B brochure supplements. PIM expressly agrees that PIML may effect trades outside of a regulated market or a Multilateral Trading Facility (as defined in the FCA Rules). PIML will at all times comply with the Best Execution Policy. PIM acknowledges that specific instructions in relation to the execution of orders may prevent PIML from following its Best Execution Policy.

The Manager, PIM and PIML shall each have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Manager, PIM, or PIML) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager, PIM or PIML with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA Patriot Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in the Fund’s account may seek identifying information about the Fund.

On occasions when PIML deems the purchase or sale of a security, futures contract or other investment to be in the best interest of the Fund as well as other clients of PIML, PIML, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIML in the manner PIML considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. PIML will allocate orders on a fair and reasonable basis in accordance with the FCA Rules. PIM acknowledges and agrees that aggregation may operate to the advantage or disadvantage of PIM or any underlying clients.

(iv) PIML shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board of Directors such periodic and special reports as the Directors may reasonably request. PIML shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v) PIML or an affiliate shall provide the Fund's custodian (the Custodian) on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by PIML hereunder are not to be deemed exclusive, and PIML shall be free to render similar services to others. Conversely, PIML understands and agrees that if the Manager manages the Fund in a “manager-of-managers” style, the Manager will, among other things, (i) continually evaluate the performance of PIM, including PIML, through quantitative and qualitative analysis and consultations with PIM, (ii) periodically make recommendations to the Fund’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Fund’s Board regarding the results of its evaluation and monitoring functions. PIML recognizes that its services may be terminated or modified pursuant to this process. This Agreement will automatically terminate upon the termination of the Management Agreement or the Subadvisory Agreement.

(vii) PIML acknowledges that the Manager and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and PIML hereby agrees that it shall not consult with any other subadviser to the Fund other than PIM with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(c) PIML shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by PIML under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(d) PIML shall keep the Fund’s books and records required to be maintained by PIML pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the PIML’s services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act or any successor regulation. PIML agrees that all records which it maintains for the Fund are the property of the Fund, and PIML will surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that PIML may retain a copy of such records. PIML further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(e) In connection with its duties under this Agreement, PIML agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act and other applicable state and federal regulations.

(f) PIML shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. PIML shall follow such Code of Ethics in performing its services under this Agreement. Further, PIML represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, PIML represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by PIML and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Manager and the Fund upon reasonable request. PIML shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with the Securities and Exchange Commission (the Commission) or such other regulator having appropriate jurisdiction.

(g) PIML shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(h) PIML shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund’s portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(i) PIML acknowledges that it is responsible for evaluating whether market quotations are readily available for the Fund’s portfolio securities, evaluating whether those market quotations are reliable for purposes of valuing the Fund’s portfolio securities, evaluating whether those market quotations are reliable for determining the Fund’s net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Fund’s portfolio securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, PIML (through a qualified person) will assist the valuation committee of the Fund or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which PIML has knowledge related to the securities being valued.

(j) PIML shall provide the Manager with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. PIML shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Fund’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. PIML shall promptly inform PIM, the Fund and the Manager if PIML becomes aware of any information in the Prospectus thatis (or will become) materially inaccurate or incomplete.

(k) PIML shall comply with the Fund Documents provided to PIML by PIM, the Manager or the Fund. PIML shall notify PIM and the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(l) PIML shall keep the Fund, the Manager and PIM informed of developments relating to its duties as investment subadviser of which PIML has, or should have, knowledge that would materially affect the Fund. In this regard, PIML shall provide each applicable Fund, the Manager, and their respective officers with such periodic reports concerning the obligations PIML has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, PIML shall provide the Manager and the Board with reports regarding PIML’s management of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by PIML, PIM and the Manager. PIML shall certify quarterly to the Fund and the Manager that it and its “Advisory Persons” (as defined in Rule 17j-under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what PIML has done to seek to ensure such compliance in the future. Annually, PIML shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning PIML’s Code of Ethics and compliance program, respectively, to the Fund and the Manager. Upon written request of the Fund or the Manager with respect to material violations of the Code of Ethics directly affecting the Fund, PIML shall permit representatives of the Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to PIML regarding such matters as the composition of assets in the portion of the Fund managed by PIML, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for PIML to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Directors of the Fund that affect the duties of PIML).

3. For the services provided and the expenses assumed by PIML pursuant to this Agreement, PIM shall pay PIML as full compensation therefor, a fee, if any, equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser as agreed upon by PIM and PIML from time to time. Liability for payment of compensation by PIM to PIML under this Agreement is contingent upon PIM’s receipt of payment from the Manager for investment management services described under the Subadvisory Agreement.

4. PIML shall not be liable for any error of judgment or for any loss suffered by the Fund, PIM or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on PIML’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager, PIM or the Fund may have against PIML under federal or state securities laws. PIM shall indemnify PIML, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of PIM’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. PIML shall indemnify PIM, the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or PIM or PIML at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement or the Subadvisory Agreement. PIML agrees that it will promptly notify the Fund, PIM and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) PIM, at Gateway Center Two, 100 Mulberry Street, Newark, NJ 07102, Attention: Chief Legal Officer; and (2) PIML, at Grand Buildings 1-3 Strand Trafalgar Square, London, WC2N 5HR, Attention: Chief Legal Officer.

6. Nothing in this Agreement shall limit or restrict the right of any of PIML’s directors, officers or employees who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, PIM agrees to furnish PIML at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRAMERICA INVESTMENT MANAGEMENT LIMITED

By:

Name:
Title:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:

Name: Steven B. Saperstein
Title: Vice President

APPENDIX A

Open-End Funds:

Prudential Global Total Return Fund, Inc.

Prudential Investment Portfolios 9

Prudential Absolute Return Bond Fund

Prudential Investment Portfolios, Inc. 15

Prudential Short Duration High Yield Income Fund

Prudential Investment Portfolios, Inc. 17

Prudential Total Return Bond Fund

Prudential Short Duration Multi-Sector Bond Fund

Prudential World Fund, Inc.

Prudential Emerging Markets Debt Local Currency Fund

Closed-End Funds:

Prudential Global Short Duration High Yield Fund, Inc.

Prudential Short Duration High Yield Fund, Inc.